Exhibit 99

CONTACT:  David Dickson, (703) 846-2378 or Christopher Springham,
(703) 846-2500


               MOBIL ANNOUNCES TWO-FOR-ONE STOCK SPLIT

         AND SIX CENTS A SHARE INCREASE IN QUARTERLY DIVIDEND


FAIRFAX, VA., January 31, 1997 -- Mobil Corporation announced that the Board of Directors voted today to split Mobil's outstanding common stock two shares for one. This action is subject to Mobil stockholders approving an increase in the authorized common stock, from 600 million shares of $2.00 par value to 1.2 billion shares of $1.00 par value, at the annual meeting scheduled for May 8, 1997. At year-end 1996, Mobil had approximately 394 million shares of common stock outstanding.
     The Board also voted to increase the quarterly dividend on the company's common stock from $1.00 a share to $1.06 a share (pre-split basis), payable March 10, 1997 to stockholders of record at the close of business on February 10, 1997. This follows the second quarter 1996 dividend increase by only nine months, and therefore is equivalent to an 8 percent increase on an annualized basis.
     Commenting on today's announcement, Chairman Lucio A. Noto said, "The stock split and dividend increase are consistent with Mobil's goal of enhancing shareholder value, and reflect record operating earnings in 1996, a strong balance sheet and confidence in the future of our business." Mr. Noto added, "This is the tenth year in a row that Mobil has increased the dividend payment."
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